EXHIBIT 99.2

                PRESS RELEASE ISSUED MARCH 5, 2001

Paul Harris Stores, Inc. announced today that it has been unable to obtain the financing or vendor support needed to implement the plan of reorganization which it filed with the United States Bankruptcy Court on February 13, 2001. The reorganization plan was based on the Company continuing to operate 166 stores and could only be implemented if the Company's suppliers, landlords and principal lender agreed on terms for the shipment and payment for additional inventory for the Company's stores. The efforts to obtain such cooperation have not been successful. The Company is in the process of developing a plan for the orderly liquidation of the Company's operations through discussions with the representatives of its lender, creditors, landlords and others under the supervision of the Bankruptcy Court. The liquidation plan will feature store closing sales and sales of other assets.

The Company also stated that it could not predict the extent to which its assets would be sufficient to satisfy the claims of creditors. However, the Company expects that no assets will be available for distribution to shareholders.

Glenn Lyon, president and chief executive officer, said, "This unfortunate action marks the end of an era. Throughout its 52-year history, Paul Harris has faced numerous challenges, but had always emerged successful due to its committed team of associates at every level, and a loyal customer base.

"Over the past twelve months the management team has diligently worked to improve all areas of our operations to better serve the wardrobe needs of our customer base. The customers' reaction to the changes were extremely positive, based upon the rate of sales of the new product since November. However, we were unable to obtain the bridge financing and vendor cooperation necessary to sustain the company through the confirmation of the reorganization plan."